                EXPENSE LIMITATION & FEE REIMBURSEMENT AGREEMENT

     THIS AGREEMENT is effective as of the 18th day of June 2009, between FAF Advisors, Inc., as investment advisor (the "Advisor"), and First American Investment Funds, Inc. ("FAIF").

     WHEREAS, FAIF includes the investment portfolio set forth in Exhibit A hereto (the "Fund"), which offers three classes of shares; and

     WHEREAS, the Advisor wishes to contractually limit total annual fund operating expenses for each share class of the Fund and to reimburse the Rule 12b-1 fees paid to the Fund's distributor on Class A shares of the Fund through June 30, 2010; and

     WHEREAS, it is in the interests of both the Advisor and the shareholders of the Fund to limit Fund expenses and, where applicable, to reimburse 12b-1 fees as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the Advisor will limit its fees and/or reimburse Fund expenses to the extent necessary to limit the annual operating expenses of the Fund to the amounts set forth in Exhibit A (which limits are set forth on a class-by-class basis). The parties hereto further agree that the Advisor will reimburse the Fund, in the amount identified in Exhibit A, for the Rule 12b-1 fees paid to the Fund's distributor on the Fund's Class A shares. The Advisor agrees that it may not be reimbursed by FAIF for the fees waived or reimbursements made by the Advisor under the terms of this agreement. The Advisor agrees to continue the foregoing expense limits and fee reimbursements through June 30, 2010. Thereafter, any expense limit or fee reimbursement may be changed upon prior notice to FAIF's Board of Directors.

     IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

FAF ADVISORS, INC.                      FIRST AMERICAN INVESTMENT FUNDS, INC.


By: /s/ Joseph M. Ulrey III             By: /s/ Charles D. Gariboldi, Jr.
    ---------------------------------       ------------------------------------
Name: Joseph M. Ulrey III               Name: Charles D. Gariboldi, Jr.
Title: Chief Financial Officer          Title: Treasurer

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                                    EXHIBIT A

                          ANNUAL OPERATING EXPENSE LIMITATION
                       AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS    CLASS A SHARE
                    -----------------------------------------------     12B-1 FEE
                    CLASS A   CLASS B   CLASS C   CLASS R   CLASS Y   REIMBURSEMENT
                    -------   -------   -------   -------   -------   -------------
Missouri Tax Free    0.85%      N/A      1.35%      N/A      0.70%        0.10%